Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Aurora Innovation, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.00001 per share	457(o)	—	$—	$—	0.00011020	$—
Equity	Preferred Stock, par value $0.00001 per share	457(o)	—	$—	$—	0.00011020	$—
Debt	Debt Securities	457(o)	—	$—	$—	0.00011020	$—
Equity	Depositary Shares	457(o)	—	$—	$—	0.00011020	$—
Debt Convertible into Equity	Warrants	457(o)	—	$—	$—	0.00011020	$—
Other	Subscription Rights	457(o)	—	$—	$—	0.00011020	$—
Other	Purchase Contracts	457(o)	—	$—	$—	0.00011020	$—
Equity	Units	457(o)	—	$—	$—	0.00011020	$—
Unallocated (Universal Shelf)	—	457(o)	—	$—	$350,000,000	0.00011020	$38,570.00
Total Offering Amounts							$38,570.00
Total Fees Previously Paid							—
Total Fee Offsets (4)							—
Net Fee Due							$38,570.00

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(1) The securities registered hereunder include such indeterminate number of (a) shares of Class A common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase Class A common stock, preferred stock, debt securities or depositary shares of the registrant, (f) subscription rights to purchase Class A common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities of the registrant, (g) purchase contracts, and (h) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of Class A common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.
(2) The proposed maximum aggregate offering price per class of security will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.
(3) Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate initial offering price of Common Stock issued by the registrant pursuant to this registration statement will not exceed $350,000,000.
(4) The registrant does not have any fee offsets.
Table 2: Fee Offset Claims and Sources
N/A
Table 3: Combined Prospectuses
N/A